Exhibit 99.1

Revlon Completes 2011 Revolving Credit Facility Refinancing

NEW YORK--(BUSINESS WIRE)--June 16, 2011--Revlon, Inc. (NYSE: REV) ("Revlon") today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC" and, together with Revlon, Inc., the "Company"), consummated the previously-disclosed refinancing of its existing revolving credit facility.

Under the new $140 million revolving credit facility (the "2011 Revolving Credit Facility"), the interest rate spread over the LIBOR base rate was reduced from a 3.00% flat rate under RCPC's prior revolving credit facility to a range of 2.00% to 2.50%, based on availability under the 2011 Revolving Credit Facility, with the initial interest rate expected to be 2.00%. Also, under the 2011 Revolving Credit Facility, the commitment fee on unused revolver availability was reduced from 0.75% to 0.375%. Further, the maturity was extended to June 2016 (it was previously scheduled to mature in March 2014).

Additional existing terms in RCPC's prior revolving credit facility were modified under the 2011 Revolving Credit Facility to conform to the recent amendments to RCPC's 2011 Term Loan Facility, which, as previously disclosed, was refinanced in May 2011.

The 2011 Revolving Credit Facility continues to be guaranteed and secured by the same collateral package and guarantees that secured the prior revolving credit facility, including being supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, RCPC’s domestic subsidiaries.

Further details regarding these refinancing transactions are available in the Current Report on Form 8-K which the Company filed with SEC on June 16, 2011.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

CONTACT:
Revlon
Investor Relations & Media:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations